EXHIBIT 99.1

FDA Grants Repros an End of Phase 2 Meeting in Late May to Discuss Proellex(R)-V Phase 3 Study Design

THE WOODLANDS, Texas, Feb. 28, 2013 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced that the FDA has agreed to a Type B meeting scheduled for the last half of May to discuss the Phase 3 development of Proellex® as a vaginally administered product for the treatment of uterine fibroids. During the meeting, Repros will discuss the proposed plans for a Phase 3 study, the FDA's requirements for the size of the safety population and the adequacy of the already completed preclinical studies to support a marketing application.

Once the meeting is held, the Company will report the outcome to the financial community in a timely fashion.

About Repros Therapeutics Inc. ®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal® and Proellex® programs, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer

         Investor Relations:
         Thomas Hoffmann
         The Trout Group
         (646) 378-2931